Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

Brookfield Infrastructure Partners L.P.

Brookfield Infrastructure Finance ULC

Brookfield Infrastructure L.P.

BIP Bermuda Holdings I Limited

Brookfield Infrastructure Holdings (Canada) Inc.

Brookfield Infrastructure LLC

BIPC Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly and Carry Forward Registered Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	7.250% Subordinated Notes due 2084 issued by Brookfield Infrastructure Finance ULC	Rule 457(r)	$172,500,000	100%	$172,500,000	0.00014760	$25,461
	Debt	Guarantees(2)	Rule 457(n)(3)	—	—	—	—	—
	Equity	Class A Preferred Limited Partnership Units, Series 16(4)	Rule 457(i)(5)	—	—	—	—	—
	Total Offering Amounts					$172,500,000
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$25,461

(1) The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2) The 7.250% Subordinated Notes due 2084 issued by Brookfield Infrastructure Finance ULC are fully and unconditionally guaranteed by Brookfield Infrastructure Partners L.P. and are additionally guaranteed by each of Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure LLC and BIPC Holdings Inc.

(3) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.

(4) Such indeterminate number of Class A Preferred Limited Partnership Units, Series 16, of Brookfield Infrastructure Partners L.P. as shall be issuable upon automatic exchange of the 7.250% Subordinated Notes due 2084 being offered hereby.

(5) No additional consideration will be received for the Class A Preferred Limited Partnership Units, Series 16, of Brookfield Infrastructure Partners L.P. and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.